Exhibit A                                                            As Amended

                                LYNCH CORPORATION

                               PHANTOM STOCK PLAN


1. Participants: Any officer or employee of the Lynch Corporation (the "Corporation") designated by a committee (the "Committee") appointed by the Board of Directors of the Corporation (the "Board of Directors").

2. Share Unit/Grant Price: The Committee may, from time to time, grant to any officer or employee of the Corporation (a "Grantee") such number of "Share Units" as it in its discretion deems appropriate. Each Share Unit shall, for purposes of the Plan, be deemed to be the equivalent of one share of Common Stock of the Corporation ("Common Stock"). The Grant Price shall be average closing price of the Common Stock on the American Stock Exchange ("AMEX") for the 30 trading days prior to the date of grant (or, at the option of the Committee or the Board of Directors, January 1 of the year in which the grant is made) (whether or not the stock traded on said day).

3. Vesting: Share Units shall vest and become exercisable on the first anniversary of the date of grant if the Grantee is on such first anniversary an officer or employee of the Corporation (and notwithstanding the reason that Grantee is no longer an officer or employee); provided, however, that if the Grantee ceases to be either an officer or employee of the Corporation prior to such first anniversary by reason of death or permanent disability, the Share Units shall vest and become exercisable proportionally over the portion of first year after the date of grant that the Grantee is an officer or employee.

4. Cash Dividends: If cash dividends are declared on the Common Stock, the per share amount thereof shall reduce the Grant Price.
     5.  Exercisability:

     (a) Subject to Section 5(b) below, at any time and from time to time after the Share Units vest and prior to the fifth anniversary of the date of grant a Grantee may exercise the Share Units by giving written notice thereof to the Corporation.

     (b) Share Units will become exercisable only if, at anytime during the five year period beginning from the date of the grant, the price of the Common Stock, in trading on the American Stock Exchange (or any other trading market) exceeds two times the Grant Price (as it may be reduced pursuant to the Plan) of the Share Unit.

     (c) If the Share Units become first exercisable within four weeks of their expiration date, the expiration will be extended so that the share units remaining are exercisable for a full four weeks.

     (d) If the Grantee is an employee or officer of the Corporation or its subsidiaries (or successors thereto) on the date of exercise, the Corporation, within 30 days after receipt of the written notice of exercise, shall pay to the Grantee an amount equal to the closing price of the Common Stock on the AMEX on the date of exercise (or if there was no trade on such date, the closing price on the last preceding date on which the stock traded) ("Exercise Price") less the Grant Price (as it may be reduced pursuant to the Plan) multiplied by the number of Share Units exercised.

     (e) If the Grantee is no longer an employee or officer of the Corporation or its subsidiaries (or successors thereto), for any reason, on the date that the condition in Subsection 5(b) is satisfied, the Grantee shall be deemed to have exercised his Share Units as of such date. The Corporation shall, within 30 days after receipt of the written notice of exercise, pay to the Grantee an amount equal to the closing price of the Common Stock on the AMEX on the date that Grantee ceased to be such an employee or officer (or if there was no trade on such date, the closing price on the last preceding date on which the stock traded) less the Grant Price (as it may be reduced pursuant to the
          Plan) multiplied by the number of Share Units exercised.

     (f) At its option, the Corporation may pay up to 50% of the value of the Share Units exercised in shares of Common Stock, valued at the Exercise Price in the case of Subsection 5(d) above and valued at the closing price of a share of Common Stock on the AMEX on the date that the condition in Section 5(b) is satisfied in the case of Subsection 5(e) above.
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6.   Adjustments  Upon  Changes in  Capitalization:  The  number of Share  Units and/or the Grant Price shall be adjusted by the Committee for stock splits,
     stock   or   other   non-cash   dividends,   spinoffs,   recapitalizations,
     combinations or exchanges of shares, merger, consolidation or liquidation, or the like.

7. Taxes: The Corporation may withhold cash from any payment to satisfy Federal, state or local withholding or similar taxes.

8. No Transfer: Unless the Committee determines otherwise, Share Units granted pursuant to the Plan shall not be transferable by the Grantee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, 26 V.S.C. ss.1 et seq or Title I of the Employee Retirement Security Act or the rules thereunder. A designation of a beneficiary by a Grantee shall not constitute a transfer.

9. Plan Termination: No grants under the Plan shall be made after December 31, 2000, unless extended by action of the Board of Directors of the Corporation.

10. Share Units Not Stock: Grantees shall not have any rights (including the right to vote) of a shareholder of stock in respect of Share Units.

11. No Right to Employment: Nothing contained herein shall give any Grantee any right to remain as an officer or in the employ of the Corporation or any of its subsidiaries or shall limit the right of the Corporation or any of its subsidiaries to terminate, with or without cause, a Grantee's employment or officer status.

12. Lynch Stock: Any shares of Common Stock issued to a Grantee upon exercise of Share Units shall be held by the Grantee for investment and without a view to sale or distribution. Such shares may only be transferred or sold
     (i) in compliance with the Securities Act of 1933, as amended (the "Securities Act") and any state securities laws and (ii) if in the opinion of counsel satisfactory to the Corporation, the transfer or sale complies with clause (i). The Corporation has no obligation to register any shares issued to any Grantee. Certificates for shares issued to Grantees shall contain such legend to the foregoing effect as the Committee shall determine.

13. Plan Agreement: The Committee may require Grantees, as a condition of the grant, to execute such agreement with the Corporation (which agreements need not be the same) relating to Share Units granted to such Grantee as the Committee shall determine.

14. Amendment/Discontinuance of Plan: The Plan may be amended in any respect or discontinued at any time by action of the Board of Directors; provided, however, that any such action shall not affect any Share Units previously granted without the consent of the Grantee of such Units.

15. Administration/Interpretation: The Plan shall be administered by the Committee. The Committee may (but need not be) be an existing committee of the Board of Directors. Subject to the express provisions of the Plan, the Committee is authorized to interpret the Plan and to make such determinations as it deems necessary or advisable for the administration of the Plan. Neither the members of the Committee nor any other director, officer or employee of the Corporation shall have any liability to any party for any action taken or not taken, in good faith, under the Plan or based on or arising out of a determination of any question under the Plan, made in good faith.

16.  Effective Date: The Plan shall be effective as of February 29, 1996.

17. Non-Exclusive: Adoption of the Plan shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, either generally or applicable only in specific cases.

18. Governing Law: The Plan shall be governed by the laws of the State of Indiana.